Pricing Supplement No. 4
(To Prospectus dated August 19, 2016)

GOLD DEPOSIT RECEIPTS

Pricing Supplement
January 2017

Issuer:	Vaulted Gold Bullion Trust

Securities:
Class A Gold Deposit Receipts, Class F Gold Deposit Receipts and Class F-1 Gold Deposit Receipts (collectively, the “Gold Deposit Receipts” or the “Receipts”), each representing an undivided beneficial ownership in a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”). The Gold Bullion will be held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint. The Gold Deposit Receipts are separate from the Gold Bullion.

Period:	January 1 – January 31, 2017

Number of Class A Receipts Sold in Period:	0

Number of Class F Receipts Sold in Period:	123

Number of Class F-1 Receipts Sold in Period:	0

Aggregate Gold Deposit Receipts Outstanding at Period End:	166

Average Price to Public per Class A Receipt Sold in Period:	Not applicable.

Average Price to Public per Class F Receipt Sold in Period:	$1,216.21, representing the prevailing interbank spot price for one troy ounce of gold, plus a 2.00% deposit fee and a 0.25% sales fee.

Average Price to Public per Class F- 1 Receipt Sold in Period:	Not applicable.

Daily High and Low Sale Price to Public per Receipt Sold in Period:	TRADING DAY (2017)	HIGH PER CLASS A RECEIPT	LOW PER CLASS A RECEIPT	HIGH PER CLASS F RECEIPT	LOW PER CLASS F RECEIPT	HIGH PER CLASS F-1 RECEIPT	LOW PER CLASS F-1 RECEIPT
	January 26	N/A	N/A	$1,216.21	$1,216.21	N/A	N/A

Net Proceeds to the Trust:	$146,302.35

Listing:	The Gold Deposit Receipts will not be listed or traded on any securities exchange.

Underwriter:	Bank of Montreal Capital Markets Corp.

CUSIP/ISIN for Class A Receipts:	92242D 205 / US92242D2053

CUSIP/ISIN for Class F Receipts:	92242D 304 / US92242D3044

CUSIP/ISIN for Class F-1 Receipts:	92242D 403 / US92242D4034

The Gold Deposit Receipts are issued by the Vaulted Gold Bullion Trust and represent direct gold bullion ownership. The securities are not issued by or guaranteed by Bank of Montreal and are not bank deposits.